EXHIBIT 4.19

EXTENSION AGREEMENT

THIS EXTENSION AGREEMENT (the “Agreement”) is entered into as of August 19, 2022 (“Effective Date”), by and between SENTIENT BRANDS HOLDINGS INC., a corporation organized under the laws of the state of Nevada (the “Borrower”), and LEONITE FUND I, LP (the “Investor”).

WHEREAS, the Borrower and the Investor entered into a SENIOR SECURED CONVERTIBLE PROMISSORY NOTE dated April 27, 2021 (the “Note”), issued pursuant to the terms of that certain SECURITIES PURCHASE AGREEMENT dated April 27, 2021 (the “SPA”), and secured pursuant to that certain SECURITY AND PLEDGE AGREEMENT dated April 27, 2021 (the “Security Agreement” and collectively with the Note and the SPA, the “Loan Documents”);

WHEREAS, pursuant to the terms of the Loan Documents, the Borrower was required to pay balance in full due under the Note by April 27, 2022, and the Borrower has failed to make such payment;

WHEREAS, the Borrower requested that Investor provide Borrower with an extension with regards to the payments due under the Note;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor and the Company hereby agree as follows:

1.                   The representations, covenants, and recitations set forth in the foregoing recitals are hereby incorporated into and made a part of this Agreement, including all defined terms referenced therein.

2.                    Except as specifically modified by this Agreement, the terms and conditions of the Loan Documents, shall remain in full force and effect. In the event of any inconsistency between the terms of this Agreement and the terms of the Loan Documents, the terms of this Agreement shall control. All capitalized terms used herein shall have the meaning ascribed to them in the Note, unless defined otherwise herein.

3.                   For a period beginning on the Effective Date and ending on January 2, 2023 (the “Extension Period”), and so long as no other Events of Default occur under the Transaction Documents (in addition to the non-payment by Maturity Date), Investor will not demand repayment of the amounts due under the Note and will not initiate collection actions against the collateral in which the Investor was granted a security interest pursuant to the terms of the Security Agreement, provided however, that Investor expressly reserves all rights and remedies granted to it under the Note, including but not limited to, assessing penalties, default interest, and fees on the balance due thereunder.

4.                   Borrower shall incur a legal fee of $1,500 in connection with this Agreement, which shall be added to the balance due under the Note.

5.                  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6.                   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state and/or federal courts located in Delaware. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTIONS CONTEMPLATED HEREBY. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other related documents by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

[Signature page follows]

IN WITNESS WHEREOF the parties have signed this Agreement in one or more counterparts as of the date first hereinabove set forth.

The Borrower

SENTIENT BRANDS HOLDINGS INC.

By:
Name:	Dante Jones
Title:	Interim Chief Executive Officer

The Investor

LEONITE FUND I, LP
By its Manager, Leonite Advisors LLC

By:
Name:	Avi Geller
Title:	Manager

[Signature page to Extension Agreement]